Exhibit 99.2

SUPERNUS PRICES OFFERING OF

$75 MILLION OF 7.50% CONVERTIBLE SENIOR SECURED NOTES DUE 2019

Rockville, MD, — April 26, 2013 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN)(“Supernus”) today announced the pricing of its offering of $75.0 million aggregate principal amount of Convertible Senior Secured Notes due 2019 (the “Convertible Notes”) in a private offering under the Securities Act of 1933,  as amended (the “Securities Act”).  Supernus also granted to the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of the Convertible Notes. The sale of the Convertible Notes is expected to close on May 3, 2013, subject to customary closing conditions.

Supernus expects that the net proceeds from this offering of Convertible Notes will be approximately $72.0 million, after deducting initial purchasers’ discounts and estimated offering expenses payable by Supernus. Supernus intends to use approximately $21.0 million of the net proceeds to repay in full its borrowings under and terminate its secured credit facility and the remainderof the net proceeds to fund the commercialization of its approved and tentatively approved drugs, Oxtellar XR and Trokendi XR, to continue development of its pipeline products and for other general corporate purposes.

The Convertible Notes will be Supernus’ senior secured obligations, secured by liens on substantially all of Supernus’ assets. The Convertible Notes will bear interest at a rate of 7.50% per year, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2013. The Convertible Notes will mature on May 1, 2019, unless earlier converted, redeemed or purchased by Supernus.

Upon conversion of a note, if Supernus has not received the requisite approval from its stockholders in accordance with applicable NASDAQ rules, a holder of Convertible Notes may surrender all or a portion of its Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date. If Supernus obtains stockholder approval, (1) on and after such date of approval and prior to the close of business on the business day immediately preceding November 1, 2018, the Convertible Notes will be convertible at the option of the holders only under certain conditions and (2)on and after November 1, 2018, until the close of business on thebusiness day immediately preceding the maturity date, holders may convert their Convertible Notes at their option, irrespective of these conditions.

The conversion rate, which is subject to adjustment, will initially equal 188.7059 shares of Supernus common stock per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately $5.30 per share of common stock).Supernus will initially deliver for each $1,000 principal amount of converted Convertible Notes a number of shares of its common stock equal to the conversion rate. If and when stockholder approval is obtained, Supernus will settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election, in each case, based on the conversion rate.

Supernus may not redeem the Convertible Notes prior to May 1, 2017. Supernus may redeem for cash all, but not less than all, of the Convertible Notes, at its option, on or after May 1, 2017, at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date if the last reported sale price of its common stock equals or exceeds 140% of the applicable conversion price (initially approximately $5.30 per share) for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date Supernus delivers written notice of redemption. If Supernus seeks to redeem the

Convertible Notes, Supernus may be required in certain circumstances to increase the conversion rate for any Convertible Notes converted in connection with such redemption by a specified number of shares of its common stock.

If Supernus undergoes a fundamental change (as defined in the indenture governing the Convertible Notes), holders of Convertible Notes may require Supernus to purchase all or a portion of their Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. In addition, if certain fundamental changes occur, Supernus may be required in certain circumstances to increase the conversion rate for any Convertible Notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

The indenture governing the notes will contain covenants restricting Supernus’s ability and the ability of its subsidiaries to incur debt and make investments in foreign subsidiaries.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.  Neither the Convertible Notes nor any shares of Supernus’ common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Supernus Contacts:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591